Filed pursuant to Rule 424(b)(3)
Registration No. 333-139621

deCODE genetics, Inc.

3.5% Senior Convertible Notes Due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to $80,000,000 in aggregate principal amount of our 3.5% Senior Convertible Notes due 2011 and 5,714,286  shares of our common stock that are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes were originally issued and sold by deCODE genetics, Inc. in a private placement on November 17, 2006. This prospectus and one or more prospectus supplements will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. Holders of the notes or the shares of our common stock issuable upon conversion of the notes may offer the notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Interest on the notes is payable on April 15 and October 15 of each year, commencing on April 15, 2007. The notes are convertible at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, into 71.4286 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of $14.00 per share.

On or after April 20, 2009, we may at our option redeem the notes, in whole or in part, at 100% of the principal amount plus any accrued and unpaid interest to the redemption date. In the event of a change in control (as defined in this prospectus) of deCODE genetics, Inc., each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest.

Our common stock is listed on The Nasdaq Global Market under the symbol “DCGN.” The closing sales price of the common stock on April 10, 2007 was $4.10 per share.

The notes originally issued in the private placement are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2007.

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FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology. Without limiting the broader description of forward looking statements above, we specifically note that statements regarding our ability to locate and identify genes in the future, our ability to develop, and the timelines for marketing, therapeutics, diagnostics and pharmacogenomic products, and our ability to maintain and establish collaborative arrangements are forward-looking statements. We cannot assure you that our expectations and assumptions will prove to be correct.  These statements reflect our current views and are based upon certain assumptions.  Actual results could differ materially from those anticipated as a result of a number of factors, including uncertainty regarding our patent and patent rights, competitive factors, technological changes, general economic conditions, and those factors discussed under the heading “Risk Factors” in this prospectus and in other documents we may file with the Securities and Exchange Commission.  We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Exchange Act, contain such updates or revisions.  We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes and the common stock issuable upon conversion of the notes. We are not, making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under appropriate investment or similar laws.

You should carefully consider the information set forth under “Risk Factors” in this prospectus beginning on page 5 and all other information included or incorporated by reference in this prospectus before deciding to purchase any notes.

When used in this prospectus, unless otherwise indicated, the terms “deCODE”, “we”, “us” and “our” refer to deCODE genetics, Inc., a Delaware company; deCODE genetics, Inc.’s wholly-owned subsidiary, Islensk erfdagreining ehf., an Icelandic company registered in Reykjavik, and its subsidiaries; and deCODE genetics, Inc.’s wholly-owned subsidiary, Medichem Life Sciences, Inc. and its subsidiaries, including deCODE chemistry, Inc. and deCODE biostructures, Inc.   Dollar amounts are in thousands except share and per share amounts, unless otherwise noted.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information and does not contain all of the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the financial data and information contained in the documents incorporated by reference herein and the “Risk Factors” section.

Our Company

Headquartered in Reykjavik, Iceland, deCODE is a biopharmaceutical company applying its discoveries in human genetics to develop drugs and diagnostics for common diseases. Our population approach and resources enable us to isolate genes and drug targets directly involved in the development of many of the diseases which are the biggest challenges to public health. We are turning these discoveries into a growing pipeline of therapeutics aimed at combating the causes of disease, not just the signs and symptoms. As these diseases are common and current therapies are of limited effectiveness, we believe that our strategy represents a significant opportunity to create better medicine with major potential in the global marketplace.

We believe that deCODE’s advantage derives from our population approach to human genetics and the ability to apply this approach directly to the drug and diagnostic development process. In Iceland, we have comprehensive population resources that enable our scientists to efficiently conduct genome- and population-wide scans to identify key genes and gene variants contributing to common diseases. The proteins encoded by these genes, and other proteins with which they interact in the disease pathway, offer drug targets that we believe are directly involved in the onset and progression of disease. Small-molecule drugs that target these proteins may therefore represent a direct means of modulating the onset or progression of the disease.

Through our medicinal chemistry and structural biology subsidiaries based in the United States, we are able to discover novel small-molecule therapeutic compounds, take candidate compounds through pre-clinical testing, and manufacture sufficient quantities for early-stage clinical trials. Our product development group designs and implements our clinical development programs. By leveraging the capabilities of Encode ehf., our wholly-owned clinical research organization in Reykjavik, and our expertise in genetics and drug and disease modeling, we are able to make the drug development process a more efficient and sensitive means of testing and optimizing the therapeutic and commercial potential of new drugs. In certain programs we have also taken advantage of the fact that drug targets we have identified through our genetics research have already been targeted by other companies to develop compounds for other indications. By licensing these compounds or entering into co-development arrangements, we have been able to bypass several years of drug discovery and development and enter directly into Phase II clinical trials. We are also applying our findings to create DNA-based diagnostics. Because such tests analyze the same links between genetic variation and disease that we have used to identify drug targets, they can be employed as an aid in developing more effective disease prevention strategies by helping individuals to better understand their inherited risk of a given condition, as well as to identify patients likely to respond well to a given drug.

As of the date of this prospectus, we have four drug development programs, including two compounds in clinical trials.  These programs are two compounds for the prevention of heart attack, an anti-platelet agent for the prevention of thrombosis and embolism, and one in asthma.  In early 2006, we concluded the Phase I clinical program for DG041, an anti-platelet compound for the prevention of arterial thrombosis and its complications.  This program showed DG041 to be well-tolerated and to effectively inhibit platelet aggregation without increasing bleeding time, and we began enrolling patients for a Phase IIa clinical trial in June 2006.  We have concluded this trial and are on schedule to present topline data during the second quarter of 2007.  In our program targeting the leukotriene pathway for the prevention of heart attack, we have completed a Phase I single dose ranging study for our developmental compound DG051.  This study is examining safety and tolerability, pharmacokinetics and the effect of different doses on levels of reduction of leukotriene B4, the pro-inflammatory biomarker that deCODE believes confers the increased risk of heart attack through this pathway.  deCODE expects to present topline results from this trial and to begin a multiple-dose Phase I trial for DG051 in early 2007. deCODE is currently examining alternative manufacturing processes for the tablets for DG031, deCODE’s Phase III compound for the prevention of heart attack, and expects to be in a position to restart Phase III testing, which was suspended in October 2006 due to an unexpected formulation problem with the drug tablets,  in the second half of 2007.  In asthma, we have completed a Phase IIa trial in collaboration with Cephalon Inc. for CEP1347, Cephalon’s compound that targets a gene we isolated that plays an important role in a biological pathway involved in the development of asthma. The trial data indicated that CEP1347 can positively affect this pathway in a safe and well-tolerated manner. Cephalon is currently reviewing the data in order to determine whether to proceed with additional trials.

We are also applying our findings to create DNA-based diagnostics. Because such tests analyze the same links between genetic variation and disease that we have used to identify drug targets, they can be employed as an aid in developing more effective disease prevention strategies by helping individuals to better understand their inherited risk of a given condition, as well as to identify patients likely to respond well to a given drug.   We expect to have our reference laboratory certified to offer diagnostic tests in the first half of 2007, and expect that the first test we will offer will be for gene variants we have linked to increased risk of type 2 diabetes.

deCODE also leverages its capabilities to provide services to fee-paying customers enabling them to take advantage of deCODE’s capabilities. Our services and products include medicinal chemistry, structural biology, clinical trials, genotyping, and instruments and software. Revenue from these activities helps to support our drug discovery and development infrastructure, and conserve our cash resources for use in our proprietary therapeutics programs.

deCODE was incorporated in Delaware in 1996. Our principal executive offices are located at Sturlugata 8, Reykjavik, Iceland. Our telephone number is +354-570-1900 and our website address is www.decode.com. We make available free of charge through the Investor Relations section of our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. We include our website address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our website. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains on internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

The Offering

Securities Offered	$80,000,000 aggregate principal amount of 3.50% Senior Convertible Notes due April 15, 2011.
Maturity	April 15, 2011, unless earlier converted or redeemed by us at our option or repurchased by us at your option.
Interest Rate

3.50% per year. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 2007. The initial interest payment will include accrued interest from October 15, 2006.

Original Issue Discount

The Notes were issued with original issue discount for U.S. federal income tax purposes equal to the excess of the “stated redemption price at maturity” of the Notes over the “issue price” (as defined under “United States Federal Income Tax Consequences”). You should be aware that accrued original issue discount will be includable as ordinary income for U.S. federal income tax purposes before conversion, redemption, other disposition or maturity of your notes, whether or not those notes ultimately are converted, redeemed, sold to us or others or otherwise mature. See “United States Federal Income Tax Consequences.”

Conversion Rights

Holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, at a conversion price of $14.00 per share (equal to a conversion rate of approximately 71.4286 shares per $1,000 principal amount of notes), subject to adjustment as described under “Description of Notes—Conversion Rights.”

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

Prior to April 20, 2009, if and only to the extent a holder of a note elects to convert the notes in connection with a transaction described under the first or third bullet under the definition of a change of control as described under “Description of the Notes—Repurchase at Option of Holders Upon a Change of Control—Repurchase Upon a Change of Control” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on The Nasdaq Stock Market or other U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Optional Redemption of Notes at Our Option	We may redeem all or a portion of the notes for cash at any time on or after April

20, 2009, at 100% of the principal amount plus accrued interest. We will therefore be required to make at least five interest payments on the notes before being able to redeem any notes. See “Description of Notes—Optional Redemption by deCODE.”

Sinking Fund	None.
Change of Control Put Right

Upon a change of control of deCODE, each holder may require us to repurchase for cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Change of Control.”

Events of Default

If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving deCODE.

Use of Proceeds

All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes. See “Use of Proceeds.”

DTC Eligibility

The notes were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York (“DTC”). Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See “Description of Notes—Form, Denomination and Registration.”

Registration Rights

Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes. See “Description of Notes—Registration Rights.”

Absence of a Public Market for the Notes

The notes are new securities. We cannot assure you that any active or liquid market will develop for the notes. See “Risk Factors—If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.”

Trading

The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market.

Trading Symbol for our Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol “DCGN.”

RISK FACTORS

You should carefully consider the risks described below before investing in the notes or the common stock issuable upon conversion of the notes.  The risks described below are not the only ones facing deCODE.  Additional risks not currently known to us or that we currently believe are immaterial may also impair our business.  Our business could be harmed by any of these risks.  The trading price of the notes and/or our common stock could decline due to any of these risks, and you may lose all or part of your investment.  In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Development of DG031

Suspension of our Phase III trial for DG031 may delay the completion of the trial and possible commercialization of the drug, which may hurt our future financial results.

On October 5, 2006, we announced that we were voluntarily suspending our Phase III clinical trial for DG031 in order to address an unexpected formulation problem with the tablets being used in the trial.  We cannot guarantee that we will be able to reformulate the tablets successfully.  While we are working to resolve this issue with a view to resuming the trial by year end or the first quarter of 2008, because the resumption of the trial is dependent on successful reformulation and the execution of new agreements with various service providers in connection with the trial, we cannot provide assurance that we will meet this goal and we cannot predict with certainty when, if at all, the trial will resume; however, the suspension will cause the trial to exceed the minimum 36 months duration from the recruitment of the first patient that we previously estimated.  This delay in the development of this drug could adversely impact our financial results and commercial prospects.

The Phase III clinical trial for DG031 will require the recruitment of patients based on ethnicity and haplotype status; upon re-initiation of the study, recruitment rates could still be lower than we expect, the trial may be delayed and our commercial prospects may be hurt.

In our Phase III clinical trial for DG031, we were originally testing the hypothesis whether African American patients who (a) carry the HapK haplotype in LTA4H and (b) have experienced a hospitalization and/or admission for procedures and testing for unstable angina or myocardial infarction will experience reduced rates of acute cardiovascular events when treated with DG031, as compared to placebo on top of concomitantly administered standard of care.  In order to recruit a sufficient number of patients to obtain statistically significant evidence for the efficacy of DG031, we require the participation of a large number of African American patients willing to be tested for haplotype status and to participate in the clinical trial for at least 12 months.  Many factors outside our control may reduce the willingness of patients to be tested and participate in the clinical trial.  Based on experience gathered to date, we are evaluating the strategy for patient recruitment and will consider alternative enrollment strategies based on haplotype status that would accelerate the overall enrolment plan.  This will require discussions with the United States Food and Drug Administration (FDA) and agreement on strategy through the Special Protocol Assessment process.  However, upon re-initiation of the study, we may fail to recruit a sufficient number of patients in a timely manner, the trial may be delayed or we may fail to show the efficacy of the drug.  This may delay or prevent the marketing approval of DG031, which could adversely impact our financial results and commercial prospects.

We have only indirect evidence from biomarkers studies about the effectiveness of DG031 and this data may not be validated in the Phase III clinical trial.

The data collected during the Phase I and Phase II clinical trials for DG031, which is the basis for our continuing development of this drug, does not provide evidence of whether DG031 will prove to be an effective treatment to reduce the rate of acute cardiovascular events in the prospective treatment population.  In order to prove or disprove the validity of our assumption about the efficacy of DG031, we must conduct the Phase III trial.  We temporarily suspended the trial in early October  2006 due to formulation stability issues.  We will need to re-initiate the study after resolution of the formulation issues.  There are delays in the program as a result, with resulting delays of validation of the hypothesis being tested.  Various factors that we do or do not control may cause the trial to be lengthier or costlier than anticipated.  Until data from the trial can be collected and analyzed we will not know whether DG031 is an effective treatment, and regulatory review by the FDA will ultimately determine whether the drug gains marketing approval.  The outcome of this process is uncertain and delays or failure to gain market approval could adversely impact our financial results and commercial prospects.

If DG031 is approved by the FDA, we may have marketing exclusivity for only a limited term.

The patents we licensed from Bayer for DG031 expire in 2009 and 2012.  While we will seek to obtain one or more use patents protecting our proprietary rights to specific uses of this compound for a longer period, we cannot be certain that we will obtain such patents or that they will adequately protect us.  In addition, although we may seek to obtain 5 year marketing exclusivity under the Hatch-Waxman Act and equivalent foreign statutes, we cannot be certain that we will be successful. We expect we will not obtain regulatory approval for DG031 before the composition of matter patent we licensed from Bayer expires in 2009. Accordingly, if we cannot obtain new patents or obtain 5 year marketing exclusivity, the amount of revenues that we will be able to derive from an approved product based on these patents may be adversely affected.

Risks Related to Our Diagnostic Tests

We may not derive revenues from our diagnostic tests

We are developing DNA-based diagnostic tests and expect to offer a DNA-based diagnostic test for risk of type-2 diabetes in 2007. Our ability to derive revenues from this test will depend, among other things, on certification of our reference laboratory under the Clinical Laboratory Improvement Amendments of 1988 by the State of New York and our continued compliance with applicable regulatory requirements and on acceptance of the test by physicians.  In addition, we do not expect that third-party insurance or other reimbursement will be available for the test. Accordingly, unless patients are willing to pay for the test themselves, we will not be able to market it successfully. As a result of these factors, we cannot predict whether or not we will be able to derive revenues from this test.

Risks Related to Our Business

If we are not successful in our pending litigation regarding misappropriation of trade secrets and breach of related non-competition, non-solicitation and non-disclosure agreements, our ability to protect our confidential information and to enforce non-competition and non-solicitation agreements against former employees may be impaired, which could adversely affect our business and prospects.

On August 4, 2006 we commenced an action in the U.S. District Court for the Eastern District of Pennsylvania against five former employees for misappropriation of our trade secrets and intellectual property, related breach of non-competition, non-solicitation, and non-disclosure provisions of their employment agreements, and violation of the federal Computer Fraud and Abuse Act in connection with their employment by The Children’s Hospital of Philadelphia (CHOP).  It is possible that a judgment against us with respect to our allegations of trade secret misappropriation may negatively affect our ability to protect some of what we consider to be our confidential information under the law of trade secrets.  Also, it is possible that a judgment against us with respect to the non-competition, non-solicitation, or non-disclosure agreements with the individual defendants (1) would allow the defendants to engage in competition with us, (2) may cause other current or former employees to test the validity of their non-competition, non-solicitation, and non-disclosure agreements when they might otherwise have refrained from doing so, or (3) may cause other institutions besides CHOP to hire our current or former employees when they might otherwise have refrained from doing so.  Any of these events could impair our ability to compete for collaborative arrangements, for access to DNA samples or for product or technology licensing arrangements and ultimately could adversely affect our ability to develop and market products.

We may not successfully develop or derive revenues from any products.

We use our technology and research capabilities to identify genes and gene variations that contribute to certain diseases and then develop small molecule drugs that target proteins produced by these genes.  Although we have identified genes that we believe are likely to cause certain diseases, we may not be correct and may not be successful in identifying any other similar genes or in developing drugs based on these discoveries.  Many experts believe that some of the diseases we are targeting are caused by both genetic and environmental factors.  Even if we identify specific genes that are partly responsible for causing diseases, any therapeutic or diagnostic products we develop as a result of our genetic work may not detect, prevent, treat or cure a particular disease.  Any pharmaceutical or diagnostic products that we or our collaborators are able to develop will fail to produce revenues unless we:

•              establish that they are safe and effective;

•              successfully compete with other technologies and products;

•              ensure that they do not infringe on the proprietary rights of others;

•              establish that they can be manufactured in sufficient quantities at reasonable costs;

•              obtain and maintain regulatory approvals for them; and

•              can market them successfully.

We may not be able to meet these conditions.  We expect that it will be years, if ever, before we will recognize significant revenue from the development of therapeutic or diagnostic products.

If we continue to incur operating losses longer than anticipated, or in amounts greater than anticipated, we may be unable to continue our operations.

We incurred a net loss of $85.5 million, $62.8 million and $57.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, and had an accumulated deficit of $535.7 million at December 31, 2006.  We have never generated a profit and we have not generated revenues except for payments received in connection with our research and development collaborations with Roche, Merck and others, from contract services, from sales of Emerald BioSystems products and instruments, and grant funding.  Our research and development expenditures and selling, general and administrative costs have exceeded our revenue to date, and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development (including drug development and related clinical trials).  We do not expect to receive royalties or other revenues from commercial sales of products developed using our technology in the near term.  It may be several years before product revenues materialize, if they do at all.  As a result, we expect to incur net losses for several years.  If the time required to generate product revenues and achieve profitability is longer than we currently anticipate, or if the level of losses is greater than we currently anticipate, we may not be able to continue our operations.

If our assumption about the role of genes in diseases is wrong, we may not be able to develop useful products.

The products we hope to develop involve new and unproven approaches.  They are based on the assumption that information about genes may help scientists to better understand complex disease processes.  Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed.  Of the products that exist, all are diagnostic products.  To date, we know of no therapeutic products based on disease-gene discoveries.  If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products.

In order to conduct clinical trials and to market our drugs, we will have to develop methods to produce these drugs using approved methods and at commercially viable rates.

In order to conduct clinical trials and ultimately to market any drugs we may develop, we or our third party contractors will need to obtain chemicals and components, and in some cases licenses for proprietary formulation technology, necessary for the manufacture of the products from third parties.  We or our contractors will then need to implement the necessary technology in order to produce the drugs to exacting standards set by us and the regulatory bodies.  This is an uncertain and time consuming process, and any disruption in it may delay or harm our ability to continue clinical development.  For drugs which have reached the last stage of clinical trials, we or our contractors will have to develop methods to scale up the production of the drug at commercially viable rates. If we are not able to scale the process in a timely manner or do not have the ability to produce the drug economically, we may not be able to enter the market with a viable product.  This would harm our financial and commercial prospects.

If we cannot successfully form and maintain suitable arrangements with third parties for the manufacturing of the products we may develop, our ability to develop or deliver products may be impaired.

We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities that can produce sufficient quantities of drugs for large scale clinical trials. Accordingly, we must either develop such facilities, which will require substantial additional funds, or rely on contract manufacturers for the production of products for development and commercial purposes. In order to conduct our Phase III clinical trial of DG031, we will have to contract with third parties to manufacture a sufficient supply of the drug for the trial and to produce tablets containing DG031 in amounts sufficient for the clinical trial. While we signed contracts with suppliers for the production of DG031 material and tablets for the launch of our Phase III clinical trial and received sufficient materials to initiate the trial, following the reformulation and resumption of the trial, we may fail to secure sufficient supply of the drug in a timely manner over the duration of the trial. Reformulation work may require contracting for new quantities of tablets, and the timing of the manufacturing of such new quantities of tablets, as well as additional testing for stability and other properties of the new tablets, may delay the resumption of the clinical trial

The manufacture of our products for clinical trials and commercial purposes is subject to Good Manufacturing Practices (cGMP) regulations promulgated by the FDA. The manufacture of diagnostic products is subject to the FDA’s quality system requirements (QSR). In the event that we are unable to develop satisfactory manufacturing facilities or obtain or retain third party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP, QSR and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our ability to develop and deliver such products on a timely and competitive basis and, in the longer term, the profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

Clinical trials required for our product candidates or the products of our customers and partners are expensive and time-consuming, their outcome is uncertain and we may not achieve our projected development goals in the timeframes we have announced and expect.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication.  Pre-clinical testing and clinical development are long, expensive and uncertain processes.  It may take several years to complete testing for a product and failure can occur at any stage of testing.  The length of time necessary to complete clinical trials varies significantly and may be difficult to predict.  Factors that can cause delay or termination of our clinical trials include:

•                                          slower than expected patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, competition with clinical trials for other drug candidates or other factors;

•                                          lower than expected retention rates of patients in a clinical trial;

•                                          delayed approval of study protocol and pharmacogenomic components of studies by regulatory agencies in different countries, some of which are still developing policies with respect to pharmacogenomic testing;

•                                          inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials;

•                                          delays in approvals or failure to obtain approval from the pertinent review boards or regulatory authorities;

•                                          longer treatment time required to demonstrate effectiveness or determine the appropriate product dose;

•                                          lack of sufficient supply of the product candidate;

•                                          adverse medical events or side effects in treated patients;

•                                          lack of effectiveness of the product candidate being tested; and

•                                          regulatory changes.

Co-development of therapeutic and diagnostic products may be required, and delays in the development and approval of a commercially available diagnostic may delay drug approval or impede market acceptance of the therapeutic product.

The use of some of our therapeutic products may be dependent upon the selection of patients using both clinical and genetic markers.  This may require co-development and clinical testing of the therapeutic drug and a related diagnostic product.  In the United States, drug approval could be delayed until we successfully obtain FDA approval of the related diagnostic product.  In addition, if the diagnostic test cannot be performed on a commercially viable basis, it may impede market acceptance of our approved therapeutic products.  To successfully co-develop and market a drug and diagnostic we may also need to establish and maintain successful partnerships with manufacturing and marketing partners for diagnostic products.  If necessary partnerships cannot be established or maintained, the development of our therapeutics and/or diagnostics may be delayed or may fail.

If we are not able to obtain sufficient additional funding to meet our capital requirements, we may be forced to reduce or terminate our research and product development programs.

We have spent substantial amounts of cash to fund our research and development activities and expect to continue to spend substantial amounts for these activities over the next several years.  We expect to use cash to collect, generate and analyze genotypic and disease data from volunteers in our disease-gene research programs; to conduct drug discovery and development activities (including clinical trials); and to continue other research and development activities.  Many factors will influence our future capital needs, including:

•                                          the number, breadth and progress of our discovery and research programs;

•                                          our ability to attract customers;

•                                          our ability to commercialize our discoveries and the resources we devote to commercialization;

•                                          the amount we spend to enforce patent claims and other intellectual property rights; and

•                                          the costs and timing of regulatory approvals.

We have relied on, and may continue to rely on, revenues generated by our corporate alliances and fee-paying customers for significant funding of our research efforts.  Historically, a substantial portion of our revenue has been derived from contracts with a limited number of significant customers. Revenue under our alliances with Roche, accounted for approximately 17%, 23% and 30% of our consolidated revenue in the years ended December 31, 2006, 2005 and 2004, respectively.  Revenue under our alliances with Merck accounted for approximately 3%, 15% and 22% of our consolidated revenue in theyears ended December 31, 2006, 2005 and 2004, respectively. Divisions of the NIH accounted for approximately 33%, 13% and 1% of our consolidated revenue in the years ended December 31, 2006, 2005 and 2004, respectively.  Work under our agreement with Merck aimed at developing new treatments for obesity and our 2002 agreement with Roche has been completed.

In addition, we may seek additional funding through public or private equity offerings and debt financings.  We may not be able to obtain additional financing when we need it or the financing may not be on terms favorable to us or our stockholders.  Stockholders’ ownership will be diluted if we raise additional capital by issuing equity securities.

If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to some of our technologies or product candidates, or grant licenses on unfavorable terms.  If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development.

The commercial success of any products that we may develop will depend upon the degree of market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that we may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community.  If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable.  The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•                                          demonstration of efficacy and safety in clinical trials;

•                                          the prevalence and severity of any side effects;

•                                          potential or perceived advantages over alternative treatments;

•                                          the timing of market entry relative to competitive treatments;

•                                          the ability to offer our product candidates for sale at competitive prices;

•                                          relative convenience and ease of administration;

•                                          the strength of marketing and distribution support;

•                                          sufficient third party coverage or reimbursement; and

•                                          the product labeling or product insert required by the FDA or regulatory authorities in other countries.

If we cannot successfully develop a marketing and sales force or maintain suitable arrangements with third parties to market and sell our products, our ability to deliver products may be impaired.

We currently have no experience in marketing or selling pharmaceutical products.  In order to achieve commercial success for any approved product, we must either develop a marketing and sales force, which will require substantial additional funds and personnel, or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products.  We might not be successful in developing marketing and sales capabilities.  Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements, if entered into, may be terminated.  If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well-funded and larger marketing and sales operations.  To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

Our reliance on the Icelandic population may limit the applicability of our discoveries to certain populations.

The genetic make-up and prevalence of disease generally varies across populations around the world.  Common complex diseases generally occur with a similar frequency in Iceland and other European populations.  However, the populations of other nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population.  As a result, we and our partners may be unable to develop diagnostic and therapeutic products that are effective on all or a portion of people with such diseases.  For our business to succeed, we must be able to apply discoveries that we make on the basis of the Icelandic population to other markets.

If a substantial portion of participants in our genetics research studies withdraw their informed consent, our ongoing research may suffer.

We depend on the willingness of Icelandic volunteers to participate in our genetics research studies.  All of the participants in our genetic studies have signed an informed consent form, which gives deCODE permission to process data and blood samples that the participant has donated for research purposes.  Participants may at any time revoke this permission by withdrawing their consent.  If, for any reason, a substantial portion of participants in our studies were to withdraw their consent, we would not be able to continue population genetic research in some or all of the diseases that we are studying.  This would diminish our ability to discover new drug targets and to develop products based on these discoveries.  If our ability to use population genetic data is impaired, we also may not be able to fulfill some contractual obligations with our partners.

If we fail to protect confidential data adequately, we could incur a liability.

Under laws and regulations in force in Iceland, including applicable European laws, directives and regulations, all information on individuals that is used in our population research is anonymized under the protocols and supervision of the Data Protection Authority of Iceland.  If we fail to comply with these laws and regulations, we could lose public support for participation in our research and we could be liable to legal action.  Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of our customers and reputation and the loss of the goodwill and participation of the Icelandic population, including healthcare professionals.  These eventualities could materially adversely affect our work in Iceland.

Some parts of our product development services create a risk of liability from clinical trial participants and the parties with whom we contract.

Through our wholly owned subsidiary Encode ehf., we conduct clinical trials of products we are developing and contract with drug companies and clinical research organizations to perform a wide range of services to assist them in bringing new drugs to market.  Our services include:

•                                          supervising clinical trials;

•                                          data and laboratory analysis;

•                                          patient recruitment; and

•                                          acting as investigators in conducting clinical trials.

If, in the course of these trials or activities,

•                                          we do not perform our services to contractual or regulatory standards;

•                                          we fail to obtain permission to conduct trials from the appropriate authorities in Iceland;

•                                          patients or volunteers suffer personal injury caused by or death from adverse reactions to the test drugs or otherwise;

•                                          there are deficiencies in the professional conduct of the investigators with whom we contract;

•                                          our laboratories inaccurately report or fail to report lab results; or

•                                          our informatics products violate rights of third parties,

then we could be held liable for these eventualities by the regulatory agencies or the drug companies and clinical research organizations with whom we contract or by study participants.  We maintain product liability insurance for claims arising from the use of products we are developing in clinical trials conducted by Encode and are covered by the product liability insurance of the drug companies and clinical research organizations for which we provide clinical trial services for claims arising from the use of their products in such trials.  Such insurance may be inadequate and in any event would not cover the risk of a customer deciding not to do business with us as a result of poor performance or claims for a customer’s financial loss as the result of our failure to perform our contractual obligations properly.

Use of therapeutic or diagnostic products developed as a result of our programs may result in product liability claims for which we have inadequate insurance.

The users of any therapeutic or diagnostic products developed by us or our collaborators as a result of our discovery or research programs (including participants in our clinical trials) may bring product liability claims against us.  Except as described above with respect to clinical trials conducted by Encode and expcept with respect to our Phase III trial of DG031, we currently do not carry liability insurance to cover such claims.  We are not certain that we or our collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost.  If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize products.

Our fee-for-service work bears certain risks of liability to our customers.

Our subsidiaries, deCODE chemistry, Inc., deCODE biostructures, Inc., and Emerald Biosystems, Inc., provide services, equipment and products (including software) for third party customers who pay us on a fee-for-service or product basis.  In this function, we often synthesize compounds, manufacture active pharmaceutical ingredient material and provide recommendations for research direction for our customers.  We also provide contract research services in X-ray crystallographic structure determination of protein-ligand complexes for customers, and often recommend targets to customers based on these determinations.  In addition, we sell instruments and software to these customers.

We may be liable to our customers for damages if we perform such services negligently or with willful misconduct, or if we provide customers with defective products, equipment or software.  We also may be held liable for failure to meet specifications or failure to comply with other contractual conditions.  While our agreements with customers limit our liability and while we carry general commercial liability insurance, such contractual limitations may not be effective in the event of our material breach of the agreements, gross negligence, or willful misconduct and such insurance may not be adequate.  We also supply compounds for clinical trials conducted by our customers.  In doing so, we may provide materials requiring certification of compliance with cGMP regulations applicable to production of such materials.  If we are found not to have complied with such requirements, we may incur liabilities related to such failures.  If participants in these trials suffer personal injury or death from adverse reactions to the test drugs, we could be held liable to our customers or the participants.  We maintain product liability insurance for claims arising from the use of products we supply.  However, such insurance may be inadequate.  Failure to perform to customer expectation also may limit future business from our existing customers, or could result in the holdback of certain payments due to us.  We integrate software and products purchased or licensed from third parties suppliers into certain of our products, equipment and software sold to our customers.  While we evaluate such items for defects and possible intellectual property infringement issues, and attempt to obtain contractual protections from suppliers, in the event any such items purchased or licensed from suppliers are defective or violate intellectual property rights of third parties, we may not be able to fully recover any of our damages or our customers’ damages from suppliers of such items.

Our facilities where work for customers is conducted are subject to audits by the FDA and by customers.  In the event we are found in non-compliance by the FDA, there is a risk that such facility may be subject to corrective measures up to and including the closure of the facility.  Such closure would have impact on our ability to meet customer obligations as well as obligations relating to our internal programs.  Customer audits may lead to disputes regarding compliance with contractual terms, which could lead to potential disputes and/or liabilities as described above.

In addition, we typically have the obligation to maintain the confidentiality of proprietary information of our customers.  While we have systems in place to ensure that such confidentiality is protected, we do conduct work on our internal projects at the same facilities where we work for our customers; therefore, there is an increased risk that customers may claim that we have violated our confidentiality obligations or used their proprietary information in our proprietary projects.

Increased leverage as a result of our convertible debt may harm our financial condition and results of operations.

On December 31, 2006 we had $218.3 million of outstanding debt as reflected in our balance sheet. Pursuant to generally accepted accounting principles, this amount is net of $24 million original issue discount related to the issuance of the notes offered hereby.  We may incur additional indebtedness in the future and neither our outstanding 3.50% Senior Convertible Notes nor the notes offered hereby restrict our future issuance of indebtedness.  Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•                                          a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•                                          increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•                                          depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.  If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•                                          to seek additional financing in the debt or equity markets;

•                                          to refinance or restructure all or a portion of our indebtedness, including the Notes;

•                                          to sell selected assets; or

•                                          to reduce or delay expenditures on planned activities, including but not limited to clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt.  In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may be unable to hire and retain the key personnel upon whom our success depends.

We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer.  We have not entered into agreements with any of these people that bind them to a specific period of employment.  If any of these people leave, our ability to conduct our operations may be negatively affected.  Our future success also will depend in part on our ability to attract, hire and retain additional personnel.  There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel.  Failure to attract and retain key personnel could have a material adverse effect on us.

Currency fluctuations may negatively affect our financial condition.

We primarily expend and generate cash in U.S. dollars, our functional currency.  We also publish our consolidated financial statements in U.S. dollars.  Currency fluctuations can affect our financial results because a portion of our cash reserves, our debt and our operating costs are in Icelandic kronas.  A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the “buying power” of our cash reserves and revenues.  Most of our long-term liabilities are U.S. dollar denominated.  However, we may enter into hedging transactions if we have substantial foreign currency exposure in the future.  We may have increased exposure as a result of investments, payments from collaborative partners or the decrease in value of Icelandic kronas.

Our contracts may terminate upon short notice.

Many of our contracts for research services are terminable on short notice.  This means that our contracts could be terminated for numerous reasons, any of which may be beyond our control, such as a reduction or reallocation of a customer’s research and development budget or a change in a customer’s overall financial condition.  The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce our profitability and require us to reallocate under-utilized physical and professional resources.

Risks Related to Our Collaborative Relationships

If we are unable to form and maintain the collaborative relationships that our business strategy requires, our programs will suffer and we may not be able to develop products.

Our strategy for developing products and deriving revenues from them is dependent, in part, upon our ability to enter into collaborative arrangements with research collaborators, corporate partners and others.  We may rely on these arrangements both to provide funding necessary to our product development and to obtain goods and services that we require for our product development.  We do not have the capacity to conduct large scale Phase III clinical trials and will rely on partnerships or third party contractors to conduct our Phase III trials, including our Phase III trial of DG031.  We will rely on these third parties to provide us with clinical material for the trial and various services necessary to organize and conduct a multi-center, multinational study, as well as other goods and services.  We have not entered into contracts for all of the goods and services that will be required upon the resumption of the Phase III trial of DG031.  Our arrangement for this and other Phase III trials will be subject to risks described below, with respect to our collaborative relationships.

If our collaborations are not successful or if we are not able to manage multiple collaborations successfully, our programs may suffer.  If we increase the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators as to rights to the technology and products generated under work conducted with us will increase.

Dependence on collaborative relationships may lead to delays in product development, product defects and disputes over rights to technology.

We have formed, and may in the future form additional, collaborative relationships (including relationships with clinical research organizations to conduct clinical trials on our behalf) that will, in some cases, make us dependent on collaborators for the pre-clinical studies and/or clinical trials and for regulatory approval of any products that we are developing.  Failure of such collaborators to perform under these agreements properly in a timely manner, or at all, may lead to delays in our product development.  In addition, if participants in the trials conducted by our collaborators suffer personal injury or death as a result of actions of the collaborators, we could be held liable.  In some cases, our agreements with collaborators typically allow them significant discretion in electing whether and how to pursue such activities.  We cannot control the amount and timing of resources collaborators will devote to these programs or potential products.  In addition, collaborative agreements may contain exclusivity provisions that may prevent us from working in a particular field or on a particular disease even when our collaborators elect not to pursue activities under the agreements.  Upon resumption of our Phase III clinical trial of DG031, we expect to continue relationships with clinical research organizations and other organizations providing services, but there is no guarantee that the parties will come to an agreement, or that reaching such agreements will not result in additional delays.

Our collaborators may stop supporting our products or providing services to us if they develop or obtain rights to competing products.  Disputes may arise in the future over the ownership of rights to any technology developed with collaborators.  These and other possible disagreements between our collaborators and us could lead to delays in the collaborative research, development or commercialization of products.  Such disagreements could also result in litigation or require arbitration to resolve.

Risks Related to Our Industry

Concerns regarding the use of genetic testing results may limit the commercial viability of any products we develop.

Other companies have developed genetic predisposition tests that have raised ethical concerns.  It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases.  Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing.  Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible.  These factors may limit the market for, and therefore the commercial viability of, products that our collaborators and/or we may develop.

We may not be able to compete successfully with other companies and government agencies in the development and marketing of products and services.

A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases.  Competition in this field and our other areas of business, including drug discovery and development, is intense and is expected to increase.  We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, and other government-sponsored entities and companies providing healthcare information products.  Our collaborators, including Roche and Merck, may also compete with us.  Many of our competitors, either alone or with collaborators, have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes or develop drugs based on such discoveries before we do.  We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services.  To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before our competitors.  Even if we or our collaborators are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors, including cases where the competing drugs use the same mechanism of action as our products.  Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.

Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects.  Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete.  We may also face competition from other entities in gaining access to DNA samples used for research and development purposes.  Our competitors may also obtain patent protection or other intellectual property rights that could limit our rights, or our customers’ ability, to use our technologies or databases, or commercialize therapeutic or diagnostics products.  In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

We expect competition to intensify as technical advances are made and become more widely known.  Our future success will depend in large part on maintaining a competitive position in the genomic field.  Rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them.

Our ability to compete successfully will depend, in part, on our ability, and that of our collaborators, to:

•                                          develop proprietary products;

•                                          develop and maintain products that reach the market first, and are technologically superior to, and more cost effective than, other products on the market;

•                                          obtain patent or other proprietary protection for our products and technologies;

•                                          attract and retain scientific and product development personnel;

•                                          obtain required regulatory approvals; and

•                                          manufacture, market and sell products that we develop.

Changes in outsourcing trends and economic conditions in the pharmaceutical and biotechnology industries could adversely affect our growth.

Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business.  For example, the practice of many companies in these industries has been to outsource to organizations like us the conduct of genetic research, clinical research, sales and marketing projects and chemistry and structural biology research and development projects.  If these industries reduce their present tendency to outsource those projects, our operations, financial condition and growth rate could be materially and adversely affected.  These alliances and arrangements are both time consuming and complex and we face substantial competition in establishing these relationships.  In addition, our ability to generate new business could be impaired by general economic downturns in our customers’ industries.  We have experienced increasing pressure on the part of our customers to reduce expenses, including the use of our services as a result of negative economic trends generally and in the pharmaceutical industry.  If pharmaceutical and biotechnology companies discontinue or decrease their usage of our services, for example, as a result of an economic slowdown or increased competition from outsourcing companies in India and China, our revenues and earnings could be lower than we expect, and our revenues may decrease or not grow at historical rates.

If regulatory approvals for products resulting from our gene discovery programs are not obtained, we will not be able to derive revenues from these products.

Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed.  We cannot be certain that we can obtain regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs.  The regulatory process can take many years and require substantial resources.  Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review.  As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies.  Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

Even if a product is approved for marketing, it and its manufacturer must undergo continuing review.  Discovery of previously unknown problems with a product may require the performance of additional clinical trials or the change of the labeling of the product and may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.

Third party reimbursement and healthcare reform policies may reduce market acceptance of our products.

Our success will depend in part on the price and extent to which we will be paid for our products by government and health administration authorities, private health insurers and other third party payers.  Reimbursement for newly approved healthcare products is uncertain.  Third party payers, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services.  They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products.  We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop.  If third party payers do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.

Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies.  If cost containment efforts limit the profits that can be derived from new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us.

Our corporate compliance program cannot guarantee that we are in compliance with all applicable federal and state regulations in the United States, Iceland, the European Union and elsewhere.

The development, manufacturing, distribution, pricing, sales, marketing and reimbursement of our products, together with our general operations are subject to extensive federal and state regulations in the United States and national or supra-national laws and regulations in Europe and other parts of the world.  While we have developed and instituted a corporate compliance program based on current best practices, we cannot assure you that we or our employees are or will be in compliance with all potentially applicable regulations and/or laws.  If we fail to comply with any of these regulations and/or laws, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigations.

Our operations involve a risk of injury or damage from hazardous materials, and if an accident were to occur, we could be subject to costly and damaging liability claims.

In the course of our work, we handle and produce hazardous materials and chemicals as well as compounds which may have known or unknown characteristics such as toxicity and reactivity with other compounds.  Although we have systems in place to manage such compounds and their characteristics, the risk of accidental contamination or injury from these materials cannot be completely eliminated.  Any such contamination or injury could result in negative effects to our personnel or facilities, which could lead to liabilities as well as impacting our ability to meet customer obligations and conduct our internal programs.

Risks Related to Our Intellectual Property

We may not be able to protect the proprietary rights that are critical to our success.

Our success will depend in part on our ability to protect our products, our genealogy database and genotypic data and any other proprietary databases that we develop and our proprietary software and other proprietary methods and technologies.  Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

While we require employees, business partners, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Our commercial success will depend in part on obtaining patent protection.  The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including deCODE, are generally uncertain and involve complex legal and factual considerations that are constantly evolving.  We cannot be sure that:

•                                          any of our pending patent applications will result in issued patents;

•                                          we will develop additional proprietary technologies that are patentable;

•                                          any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties; or

•                                          the patents of others will not have an adverse effect on our ability to do business.

If we are unable to obtain patent protection for our technology or discoveries, the value of our proprietary resources may be adversely affected.

In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving and subject to uncertainty, including in areas important to us such as patenting of discoveries for the development of therapeutic methods, diagnostic methods and products that predict inherited susceptibility to diseases and diagnostic methods and products that predict drug response and disease progression.  Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or others.  We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits to enforce our own patents against potential infringers.

Others may have filed and in the future are likely to file patent applications covering products or technology that are similar or identical to our products and technology.  The fact that patent applications of others may not publish until they issue as patents in the United States, or are not published until 18 months after filing in the United States and other jurisdictions may have adverse effect on our own patent filings and business, particularly if they claim subject matter similar to that of our clinical programs.  In addition, others may develop competitive products outside the protection that may be afforded by the claims of our patents.  We cannot be certain that our patent applications will have priority over any patent applications of others.  The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we are holding or are granted patents, we cannot be sure that they would be valid and enforceable against third parties.  Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others.  Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes.  There can be no assurance that we or our partners would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all.  If licenses are not available, we or our partners may be required to cease marketing our products or practicing our methods.

If expressed sequence tags, SNPs, or other sequence information become publicly available before we apply for patent protection on the uses of a corresponding full-length partial gene or associated gene markers, our ability to obtain patent protection for uses of those genes or gene sequences could be adversely affected.  In addition, other parties are attempting to rapidly identify and characterize genes through the use of SNP genotyping, gene expression analysis and other technologies.  If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of our or our collaborators’ potential products or processes may give rise to claims of patent infringement.  The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain.  If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected.  Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the USPTO has adopted.  Moreover, patenting of genes and their uses faces considerable public opposition as demonstrated by the submission of the recent introduction in the U.S. House of Representatives of a bill entitled “Genomic Research and Accessibility Act”, which seeks to ban the practice of patenting genes found in nature. Enactment of this bill into law could adversely affect our abilities to attain patent protection for some of our genetic inventions.

Our patent applications covering DG041 and DG051 have not issued yet as patents.

We have filed composition of matter type patent applications covering DG041 and DG051 in the United States as well as international applications through the Patent Cooperation Treaty.  However, these patent applications are in the early stages of patent prosecution before the United States Patent and Trademark Office (USPTO) and we have no certainty or indication from the USPTO that these patent applications will issue as patents.  The USPTO is currently facing considerable backlog for examining pending patent applications so considerable time may elapse before we will have more certainty as to the patentability of the compounds.  Should the USPTO (or any other national patent offices where we choose to file applications) ultimately reject our patent applications covering these compounds, or should others have filed or obtained issued patent covering the same, the value and potential of these programs for our business would be adversely affected.

Any patent protection we obtain for our products may not prevent marketing of similar competing products.

Patents on our products may not prevent our competitors from designing around and developing similar compounds or compounds with similar modes of action that may compete successfully with our products.  Such third party compounds may prove to be superior to our products or gain wider market acceptance and thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Any patents we obtain may be challenged by producers of generic drugs.

Patents covering innovative drugs, which are also commonly referred to as “branded drugs” or “pioneer drugs,” face increased scrutiny and challenges in the courts from manufacturers of generic drugs who may receive benefits such as limited marketing co-exclusivity if the challenge is successful.  Such patent challenges typically occur when the generic manufacturer files an Abbreviated New Drug Application with the FDA and asserts that the patent or patents covering the branded drug are invalid or unenforceable, forcing the owner or licensee of the branded drug to file suit for patent infringement.  If any patents we obtain covering our pharmaceutical products are subject to such successful patent challenges, our marketing exclusivity may be eliminated or reduced in time, which would thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Risks Related to Investing in the Notes and Our Common Stock

Future sales of common stock may dilute our stockholders.

We may sell common stock in the future in one or more transactions at prices and in a manner we determine from time to time.  If we sell common stock in more than one transaction, existing stockholders who previously purchased stock may be materially diluted by subsequent sales of common stock.

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock and the market value of your investment may decrease.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.  The market prices for common stock of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the actual performance of particular companies.  In addition to the various risks described elsewhere in this prospectus, the following factors could have an adverse effect on the market price of our common stock:

•                                          fluctuations in our operating results;

•                                          announcement of technological innovations or new therapeutic products by us or others;

•                                          clinical trial results;

•                                          developments concerning agreements with collaborators;

•                                          actual or threatened litigation;

•                                          governmental regulation and regulatory actions;

•                                          changes in patent laws;

•                                          developments concerning patent or other proprietary rights;

•                                          public concern as to the safety of drugs developed by us or others;

•                                          future sales of substantial amounts of common stock by existing stockholders; and

•                                          general market conditions and economic and other external factors, including disasters, wars and other crises.

Following any conversion of the notes, the value of your investment in our common stock will fluctuate and may decrease as a result of this volatility.

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 6,716,666 shares of preferred stock.  In addition, Delaware corporate law imposes limitations on certain business combinations.  These provisions could, under certain circumstances, delay or prevent a change in control of deCODE and, accordingly, could adversely affect the price of our common stock.

We currently do not intend to pay dividends on our common stock and consequently, following any conversion of the notes, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to pay dividends on shares of our common stock in the near future.  Consequently, if you convert your notes into common stock, your only opportunity to achieve a return on your investment in deCODE will be if the market price of our common stock appreciates.

If we make or fail to make certain adjustments to the conversion price of the notes, you may be deemed to have received a taxable dividend without receipt of any cash.

The conversion price of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Conversion Rights.”  If we make certain adjustments to the conversion price, including upon the payment of a cash dividend on our common stock, or if we fail to make certain adjustments, you may be treated as having received a deemed distribution, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion price adjustment.  See “United States Federal Income Tax Consequences.”

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid any future secured indebtedness.

The notes are unsecured and are effectively subordinated in right of payment to any future secured indebtedness that we may incur to the extent of the value of the pledged assets.  If some or all of our assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.  In addition, we may be unable to fulfill our obligations to offer to repurchase the notes upon a change of control.

The notes are effectively be subordinated to the debt of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is effectively subordinated to the claim of that subsidiary’s creditors, including trade creditors.  In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.  Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.  Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time,

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

The notes comprise a new issue of securities for which there is currently no public market.  We do not intend to list the notes on any national securities exchange or automated quotation system, and we do not know whether an active trading market will develop for the notes.  To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

The Internal Revenue Service may challenge the tax treatment of the notes as indebtedness.

We intend to take the position that the notes will be classified for U.S. federal income tax purposes as indebtedness of deCODE.  Moreover, pursuant to the terms of the indenture, deCODE and you (by your acceptance of a beneficial ownership interest in a note) have agreed to treat the notes as indebtedness of deCODE for U.S. federal income tax purposes.  We cannot assure you, however, that the Internal Revenue Service (“IRS”) will not challenge the tax treatment of the notes as indebtedness or that any such challenge, if made, would not be successful.  If the IRS were to assert successfully that the notes should be treated as equity of deCODE for U.S. federal income tax purposes, the tax treatment of the notes would differ from the treatment discussed below under  “United States Federal Income Tax Consequences.” and we would not be entitled to deduct amounts paid, or deemed or treated as paid or accrued, with respect to the notes.  You are urged to consult your tax advisors with respect to the possibility that the notes could be treated as equity of deCODE for U.S. federal income tax purposes.

The notes do not contain restrictive covenants, and there is limited protection in the event of a change in control.

The indenture under which the notes were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you.  In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction.  In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of Notes—Repurchase at Option of Holders Upon a Change of Control.”  Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.  In addition, should a “change of control” occur, no assurance can be given that we will have sufficient funds available to purchase notes which are tendered for repurchase.  A failure by us to repurchase tendered notes will constitute an event of default under the indenture.

USE OF PROCEEDS

All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest.  We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Since our earnings were insufficient to cover fixed charges for each of the years in the five-year period ended December 31, 2005 and the nine-month period ended September 30, 2006, we are unable to provide a ratio of earnings to fixed charges for each such period.  The following table sets forth the dollar amount (in thousands) of the additional earnings that we would have had to generate in each period to achieve a 1:1 coverage ratio:

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges (Coverage Deficiency)(1)	$(62,248)	$(62,750)	$(57,255)	$(35,123)	$(131,761)	$(51,985)

(1)            For the purpose of these calculations, “earnings” consist of our loss from continuing operations before income taxes, cumulative effect of accounting changes, equity in net loss of affiliate and fixed charges.  “Fixed charges” consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense deemed by us to be representative of the interest factor of rental payments under leases.

SELLING SECURITYHOLDERS

On November 17, 2006, we issued the notes in a transaction exempt from the registration requirements of the Securities Act.  The initial purchasers of the notes have advised us that any notes they transferred were resold in transactions exempt from the registration requirements of the Securities Act to qualified institutional buyers, as defined in Rule 144A of the Securities Act.  Selling securityholders or their pledgees, donees, transferees or other successors in interest may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus and one or more prospectus supplements that will set forth the names of the selling securityholders and certain other information about them.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus.  The notes and the underlying common stock may be sold from time to time to purchasers:

•                  directly by the selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest (all of whom may be selling security holders); or

•                  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.”  As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•      fixed prices;

•      prevailing market prices at the time of sale;

•      varying prices determined at the time of sale; or

•      negotiated prices.

The selling securityholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including The Nasdaq Stock Market in the case of the common stock, in the over-the-counter market, in privately negotiated transactions or otherwise.  The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•                  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing of options on the securities, whether or not the options are listed on an options exchange;

•                  through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

•                  one or more underwritten offerings on a firm commitment or best efforts basis; and

•                  any combination of any of these methods of sale.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities.  These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder.  Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security.  If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price.  Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers.  These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions.  The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.  Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus.  In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus, including through pledge, hypothecation or grant of a security interest.  Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on The Nasdaq Global Market under the trading symbol “DCGN.”  We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system.  The notes originally issued in the private placement are eligible for trading on the PORTAL Market.  However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market.  Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act.  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person.  In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution.  This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

Under the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we agreed to use our commercially reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•                  two years after the last date of original issuance of any of the notes;

•                  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

•                  the date when all of the notes and the common stock into which the notes are convertible are registered under the registration statement and disposed of in accordance with the registration statement.

We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a reasonable period not to exceed 60 days in the aggregate in any 90-day period or 120 days in the aggregate in any 360-day month period.  During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes.  We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay the entire expenses incidental to our performance of or compliance with the registration rights agreement, including all registration and filing fees and printing expenses.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of November 17, 2006, between us and The Bank of New York, as trustee.  The terms of the notes include those provided in the indenture, the notes and the registration rights agreement which we entered into with the initial purchasers.  The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement.  We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes.  You may request copies of these documents at our address set forth above under the caption “Summary.”

When we refer to deCODE, “we,” “our” or “us” in this section, we refer only to deCODE genetics, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

The notes are:

•                  limited to $80,000,000 in aggregate principal amount;

•                  senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but as indebtedness of deCODE, the notes be effectively subordinated to all future secured indebtedness to the extent of the value of the related security and to all existing and future indebtedness and liabilities of our subsidiaries;

•                  convertible into our common stock at an initial conversion price of $14.00 per share, subject to adjustment as described below under “—Conversion Rights;”

•                  redeemable at our option in whole or in part beginning on April 20, 2009 upon the terms set forth under
“—Optional Redemption by deCODE;”

•                  subject to repurchase by us at your option if a change of control occurs as set forth below under “—Repurchase at Option of Holders Upon a Change of Control;” and

•                  due on April 15, 2011, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities.  In addition, the indenture will not protect you in the event of a highly leveraged transaction or a change in control of deCODE except to the extent described below under “—Repurchase at Option of Holders Upon a Change of Control.”

The Notes were issued with original issue discount for U.S. federal income tax purposes equal to the excess of the “stated redemption price at maturity” of the Notes over the “issue price” (as defined under “United States Federal Income Tax Consequences”). You should be aware that accrued original issue discount will be includable periodically in your gross income as ordinary income for U.S. federal income tax purposes before conversion, redemption, other disposition or maturity of your notes, whether or not those notes ultimately are converted, redeemed, sold to us or others or paid at maturity.  See “United States Federal Income Tax Consequences.”

No sinking fund is provided for the notes.  The notes are not subject to defeasance.  The notes were issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount.  No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The notes are evidenced by a global note.  In the event that definitive notes are issued, you may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in

New York City, which shall initially be the office or agency of the trustee in New York City.  For information regarding conversion, registration of transfer and exchange of global notes, see “—Form, Denomination and Registration.”

Interest

The notes will bear interest from October 15,  2006 at the rate of 3.50% per year.  We will pay interest semiannually on April 15 and October 15 of each year to the holders of record at the close of business on the preceding April 1 and October 1, respectively, beginning April 15, 2007.  There are two exceptions to the preceding sentence:

•                  In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock.  See “—Conversion Rights—Conversion Procedures.”

•                  We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date.  In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

We will pay the principal of, interest on, and any additional amounts due in respect of, the global notes to DTC in immediately available funds.

In the event definitive notes are issued, we will pay interest and any additional amount due on:

•                  definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes;

•                  definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those notes; and

•                  at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If any interest payment date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day.  The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $14.00 per share, equal to a conversion rate of 71.4286  shares per $1,000 principal amount of notes.  The conversion price is be subject, however, to adjustment as described below under “—Conversion Price Adjustments.”  We will not issue fractional shares of common stock upon conversion of notes.  Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date.  You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes.  However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price.  In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

Conversion Procedures

Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date.  By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes.  That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date.  However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date.  The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date.  Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

Upon conversion of your notes into common stock, you will not receive any cash payment representing accrued original issue discount.  The right to receive such accrued original issue discount will be converted into our common shares upon conversion.

You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours.  Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

To convert a definitive note, you will be required to:

•                  complete the conversion notice on the back of the note (or a facsimile of it);

•                  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•                  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•                  pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied.  The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.  We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

We will adjust the initial conversion price for certain events, including:

(1)           issuances of our common stock as a dividend or distribution on our common stock;

(2)           certain subdivisions, combinations or reclassifications of our common stock;

(3)           issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 days, our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4)           distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

•                  the rights and warrants referred to in paragraph (3) above;

•                  any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fifth succeeding paragraph;

•                  any dividends or distributions paid exclusively in cash; or

•                  common stock distributions referred to in paragraph (1) above);

(5)           dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up) in which event the initial conversion price will be reduced by dividing the initial conversion price by a fraction:

•                  the numerator of which will be the current market price per share of our common stock; and

•                  the denominator of which will be (a) the current market price per share of our common stock minus (b) the amount per share of such dividend or distribution; and

(6)           purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

We will not make any adjustment if holders may participate in the transaction or in certain other cases.  In cases where the fair market value of assets, debt securities or certain rights warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•                  equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•                  such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

If we:

•                  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•                  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance.  In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the notes shall be convertible into the consideration that a majority of the holders of our common stock who made such an election received in such transaction.  We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend.  In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock.  See “United States Federal Income Tax Consequences.”

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days.  In that case, we will give at least 15 days notice of such decrease.  We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

The foregoing notwithstanding, we may not reduce the conversion price pursuant to the provisions described above to below $10.37; furthermore we may not reduce the conversion price, without seeking and obtaining the consent of the holders of our common stock, if such consent is required pursuant to the rules of The Nasdaq Stock Market or any exchange or market on which our common stock is then listed or traded.  If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent a holder of a note elects to convert a note in connection with a transaction described under the first or third bullet under the definition of a change of control  (See “— Repurchase at Option of Holders Upon a Change of Control—Repurchase Upon a Change of Control”) pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such change of control transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on The Nasdaq Stock Market or other U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control.  If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share.  Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.  We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Repurchase at Option of Holders Upon a Change of Control—Repurchase Right Procedures”).

The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the notes is adjusted as described above under “—Conversion Price Adjustments.”  The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth an indicative number of additional shares by which the conversion rate shall be increased:

Stock Price

Effective Date	$ 10.37	$ 14.00	$ 17.50	$ 20.00	$ 22.50	$ 25.00	$ 27.50	$ 30.00

November 15, 2006	17.8715	9.3848	5.7771	4.3455	3.4039	2.7539	2.2859	1.9362

April 20, 2007	17.7273	8.8603	5.2290	3.8428	2.9587	2.3656	1.9492	1.6445

April 20, 2008	17.1526	7.0083	3.3974	2.2376	1.5998	1.2271	0.9934	0.8361

April 20, 2009	17.3460	2.9519	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•                  between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•                  in excess of $30.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•                  less than $10.37 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 197.6285 per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate.

Additional shares deliverable as described in this section “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.

Optional Redemption by deCODE

We may not redeem the notes in whole or in part at any time prior to April 20, 2009.  The notes are not entitled to any sinking fund.  At any time on or after April 20, 2009, we may redeem some or all of the notes on at least 20 but not more than 60 days notice at 100% of the principal amount.

In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the third business day after the optional redemption date.  This interest will include interest accrued and unpaid to, but excluding, the optional redemption date.  In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the optional redemption date to the same person to whom we will pay the principal of these notes.

Procedures for Partial Redemption

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis.  If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.  If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

Repurchase Upon a Change of Control

If a change of control occurs, holders may require us to repurchase all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

•                  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•                  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

•                  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•                  any transaction:

•             that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•             pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

•                  any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

•                  the closing sale price per share of our common stock for any five trading days within:

•                  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

•                  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

•                  90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on The Nasdaq Stock Market or other national securities exchange and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).  The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of the board of directors of deCODE who:

•                  was a member of the board of directors on the date of this prospectus; or

•                  was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, transfer, lease or disposition of “all or substantially all” of our properties and assets.  There is no precise, established definition of the phrase “substantially all” under applicable law.  In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity.  To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right.  The repurchase date will be between 30 and 60 days after the date we give that notice.  The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

•                  the certificate numbers of the holders’ notes to be delivered for repurchase;

•                  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•                  that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date.  The notice of withdrawal must state certain information, including:

•                  the principal amount of notes being withdrawn;

•                  the certificate numbers of the notes being withdrawn; and

•                  the principal amount, if any of the notes that remain subject to the repurchase notice.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes.  In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

•                  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•                  file a Schedule TO or any other required schedule or form under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice.  We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent.  Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement.  Any notes so purchased by us shall be surrendered to the trustee for cancellation.  Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation.  Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations.  The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future indebtedness.  Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.  Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture.  Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time.  In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company.  The change of control repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions.  Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger, Etc.

The indenture provides that we may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

•                  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•                  that person assumes all of our obligations under the indenture and the notes; and

•                  deCODE or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture.

The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets.  There is no precise, established definition of the phrase

“substantially all” under applicable law.  In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity.  To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)           our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)           our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due;

(3)           our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)           a default under any Indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $5.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•                  is caused by a failure to pay principal or interest when due on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•                  results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such Indebtedness is discharged; and

(5)           certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable.  If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under “—Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders.  The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

Except as set forth below and under “—Changes Requiring No Approval,” we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.  However, the indenture, including the terms and conditions of the notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•                  change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any note;

•                  reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any note;

•                  change the currency of payment of such note or interest thereon;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•                  modify our obligations to maintain an office or agency in New York City;

•                  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

•                  modify the redemption provisions of the indenture in a manner adverse to the holders of notes; or

•                  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring No Approval

The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

•                  adding to our covenants for the benefit of the holders of notes;

•                  surrendering any right or power conferred upon us;

•                  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•                  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•                  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•                  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•                  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

•                  adding or modifying any other provisions with respect to matters or questions arising under the indenture that we or the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

The Bank of New York, as trustee under the indenture, is the paying agent, conversion agent, registrar and custodian with regard to the notes.  The Bank of New York is the transfer agent and registrar for our common stock.  The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

 We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes.  Pursuant to the agreement, we agreed, at our expense, to:

•                  file with the SEC the shelf registration statement of which this prospectus is a part covering resales by holders of the notes and the common stock issuable upon conversion of the notes; and

•     use our commercially reasonable best efforts to keep the shelf registration statement effective until the earliest of:

(1)           two years after the last date of original issuance of any of the notes;

(2)           the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

(3)           the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

To be named as a selling securityholder in this prospectus, a holder was required to complete and deliver a notice and questionnaire.  Holders that did not complete and deliver an election form and questionnaire in a timely manner were not named as selling securityholders in this prospectus.  Upon receipt of a completed notice and questionnaire after the date of this prospectus from a holder or holders who did not return the notice and questionnaire in a timely fashion, we will as promptly as reasonably practicable and in any event within 30 calendar days file any necessary amendments or supplements to the shelf registration statement or this prospectus to allow such holders to be named as selling securityholders.

We will:

•                  make available to each holder for whom the shelf registration statement was filed copies of this prospectus;

•      notify each such holder that the shelf registration statement has become effective; and

•                  take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•                  required to be named as a selling securityholder in the this prospectus;

•                  required to deliver this prospectus to purchasers;

•                  subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•                  bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement.  This notice will be effective for five business days.  We may suspend the holder’s use of the prospectus for a reasonable period not to exceed 60 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period, if:

•                  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•                  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 60 days to 90 days.  Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 60th or 90th day, as the case may be, or the suspension periods exceed an aggregate of 120 days in any 360 day period (each, a “registration default”), then additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

•                  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

•                  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional amounts accrue at a rate per year exceeding 0.50%.

If you have converted your notes into common stock you will not be entitled to receive any additional amounts upon any registration default.

Rule 144A Information

We will furnish to the holders, beneficial holders and prospective purchasers of the notes and the common stock into which the notes are convertible, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of deCODE.

Form, Denomination and Registration

Denomination and Registration

The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form

Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.  A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC.  Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.  Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.  Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes.  Except as provided below, owners of beneficial interests in the global notes:

•                  will not be entitled to have certificates registered in their names;

•                  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•                  will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form.  Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes.  None of deCODE, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date.  Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither deCODE nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.  DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates.  Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes.  Certain DTC participants or their representatives, together with other entities, own DTC.  Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes.  None of deCODE, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 106,716,666 shares, of which 100,000,000 shares are common stock, $0.001 par value, and 6,716,666 shares are preferred stock.  Our Board of Directors has the power and authority to designate 6,716,666 shares of preferred stock into classes or series.

As of November 10, 2006, there were 61,540,685 shares of common stock outstanding and held of record by approximately 4,100 stockholders.  In addition, as of November 10, 2006, there were outstanding options to purchase 4,672,045 shares of common stock, outstanding warrants to purchase 2,385,022 shares of common stock and outstanding notes convertible into 10,714,286 shares of common stock at an exercise price of $14.00 per share.  No shares of preferred stock are outstanding.

Holders of shares of common stock are entitled to one vote at all meetings of stockholders for each share held by them.  The common stock has no preemptive rights or other rights to subscribe for additional shares, no conversion right and no right of redemption.  Subject to the rights and preferences of the holders of any preferred stock, the holders of the common stock are entitled to receive such dividends as, when and if declared by the Board of Directors out of funds legally available therefor for that purpose.  We have not paid dividends on the common stock.  The payment of dividends, if any, in the future with respect to the common stock is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors.  At present, our Board of Directors does not intend to declare any dividend on the common stock in the foreseeable future.

With respect to the 6,716,666 shares of preferred stock not currently designated as an existing series, our Board of Directors is authorized, except as otherwise limited by Delaware law, without further action by the stockholders:

•                                         to issue shares of preferred stock in one or more series;

•                                         to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock;

•                                         to designate the number of shares constituting, and the designation of, any series of preferred stock; and

•                                         to increase or decrease the number of shares of a series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding.

Delaware Law and Certain Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”) which is an anti-takeover provision.  In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner.  A “business combination” includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation’s voting stock.

Certain provisions in our certificate of incorporation and bylaws could also make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders.  For example, our bylaws provide that only the Board of Directors may call a special meeting of stockholders and our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms.  Accordingly, stockholders may only elect a minority of our board at any annual meeting.  This staggering of our directors’ terms and the inability of stockholders to call special meetings of stockholders may have the effect of delaying or preventing changes in control or management of our company.  In addition, our certificate of incorporation provides for the issuance of preferred stock.  The use of preferred stock may have the effect of delaying, deferring or preventing a change in control and may also have an adverse impact on the ability of our stockholders to participate, if applicable, in a tender offer or exchange offer for the common stock, which would diminish the value of the common stock.

The DGCL authorizes a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care.  Accordingly, our certificate of incorporation states that a director will not be personally liable to deCODE or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for the breach of the director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or a transaction from which the director derives an improper personal benefit.  The DGCL also authorizes a corporation to indemnify its directors and officers, and our bylaws require that we indemnify each director and executive officer to the fullest extent allowable under the DGCL.  We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax consequences relating to the ownership and disposition of the notes and the common stock into which notes may be converted. This summary deals only with “U.S. Holders” (as defined below), is of a general nature only and does not consider all of the possible U.S. federal tax consequences of the ownership or disposition of the notes or the common stock into which notes may be converted, and is not intended to and does not discuss all possible aspects of U.S. federal income taxation that may be relevant to a holder based on such holder’s particular circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice as of the date of this prospectus. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service (the “IRS”) might interpret the existing authorities differently. In either case, the tax consequences of owning or disposing of notes or common stock could differ from those described below. We have not obtained and do not intend to obtain a ruling from the IRS with respect to the tax consequences of the ownership or disposition of the notes or the common stock into which notes may be converted.

This summary is general in nature and deals only with U.S. Holders that hold the notes or common stock into which the notes may be converted as “capital assets,” within the meaning of Section 1221 of the Code. This summary does not address tax consequences applicable to U.S. Holders that may be subject to special tax rules, such as:

•                  brokers and dealers in securities or foreign currencies;

•                  traders in securities;

•                  persons that have a “functional currency” other than the U.S. dollar;

•                  persons that hold notes as a position in a hedge, straddle, conversion, constructive sale, wash sale or other risk reduction or integrated transaction;

•                  certain United States expatriates;

•                  financial institutions;

•                  real estate investment trusts and beneficial owners of real estate investment trusts;

•                  regulated investment companies and shareholders of such companies;

•                  insurance companies;

•                  entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•                  persons subject to the alternative minimum tax;

•                  controlled foreign corporations and passive foreign investment companies and shareholders of such corporations; and

•                  pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) holding notes, or common stock into which notes may be converted, or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes and the common stock into which notes may be converted.

As used herein, the term “U.S. Holder” means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•                  a trust, if (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” has the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address the tax consequences applicable to holders of the notes who are not U.S. Holders (which tax consequences may be materially different from those applicable to U.S. Holders), the effect of any applicable state, local or foreign tax laws, or the U.S. federal estate, gift or alternative minimum tax consequences, if any, to beneficial holders of the notes and common stock into which notes may be converted.

Investors considering the purchase of notes should consult their tax advisors with respect to the application of the U.S. federal income and other tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Treatment of Convertible Notes as Debt

deCODE intends to take the position that the notes will be classified for U.S. federal income tax purposes as indebtedness of deCODE.  Moreover, pursuant to the terms of the indenture, deCODE and you (by your acceptance of a beneficial ownership interest in a note) have agreed to treat the notes as indebtedness of deCODE for U.S. federal income tax purposes.  No assurance can be given, however, that the IRS will not challenge the tax treatment of the notes as indebtedness or that any such challenge, if made, would not be successful.  If the IRS were to assert successfully that the notes should be treated as equity of deCODE for U.S. federal income tax purposes, the tax treatment of the notes would differ from the treatment discussed below and deCODE would not be entitled to deduct amounts paid, or deemed or treated as paid or accrued, with respect to the notes.

Prospective investors are urged to consult their tax advisors with respect to the possibility that the notes could be treated as equity of deCODE for U.S. federal income tax purposes.

The following discussion assumes that the notes will be treated as indebtedness of deCODE for U.S. federal income tax purposes.

Stated Interest

Stated interest on your notes will be taxed as ordinary interest income.  Subject to the discussion below:

•                  if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time you receive the stated interest; or

•                  if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time the stated interest accrues.

Notwithstanding the foregoing rules of general application, certain initial U.S. Holders that purchased notes at original issue may elect, in accordance with the Treasury Regulations, to exclude from ordinary interest income the portion of the interest payment paid on April 15, 2007, that related to the period from October 15, 2006 to November 17, 2006, the date the notes were issued (“pre-issuance accrued interest”).

Original Issue Discount

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. As a result, a U.S. Holder will be required to include the OID on its notes in gross income, as ordinary interest income, on a constant yield basis in advance of the receipt of cash payments to which such income is attributable, regardless of such holder’s regular method of accounting. Total OID on a note equals the excess of the note’s “stated redemption price at maturity” over its “issue price.”  Generally, the “issue price” of a note is the first price at which a substantial amount of notes are sold for money, excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note includes all payments on the note other than payments of “qualified stated interest.” “Qualified stated interest” includes stated interest that is “unconditionally payable” at least annually at a single fixed rate. Interest is “unconditionally payable” if reasonable legal remedies exist to compel timely payment.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which the U.S. Holder holds the note. A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in that period. The amount of OID allocable to each accrual period generally will equal the product of (i) the “adjusted issue price” of a note at the beginning of such accrual period and (ii) the “yield to maturity” of the note (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), less the amount of any qualified stated interest payments that are allocable to such accrual period. The “adjusted issue price” of a note at any time is the sum of its issue price plus prior accruals of original issue discount, reduced by the total payments made with respect to the note in all prior periods, other than qualified stated interest payments. The “yield to maturity” of a note is the discount rate that causes the present value on the issue date of the payments provided for in the note to equal the issue price of the notes. You should consult your own tax advisor concerning the computation and accrual of OID on your notes.

Acquisition Premium

If a U.S. Holder purchases a note at an acquisition premium—that is, at a price that exceeds its adjusted issue price, but less than its stated redemption price at maturity—the amount includible in income in each taxable year as OID is reduced by that portion of the excess properly allocable to such year. No amount of OID need be included in income if the purchase price equals or exceeds the stated redemption price at maturity. Acquisition premium is allocated on a pro rata basis to each accrual of OID, so that the holder generally is allowed to reduce each accrual of OID by a constant fraction. You should consult your own tax advisor concerning the computation and accrual of acquisition premium, if any, on your notes.

Market Discount

A U.S. Holder who purchases a note at a price less than the note’s adjusted issue price may be affected by the “market discount” rules of section 1276 of the Code. Subject to a de minimis exception, the market discount rules generally require a U.S. Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. Market discount will be de minimis if it is less than the product of one quarter of one percent of the stated redemption price at maturity and the number of complete years to maturity at the time the holder acquires the note. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such election, if made, will apply only to the specific security for which it is made. The election, if made, must be made for the taxable year in which the holder acquires the note and may not be revoked without the consent of the IRS.  A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently in accordance with section 1278(b) of the Code may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. Holder disposes of a note with market discount in certain otherwise non-taxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value. You should consult your own tax advisor concerning the computation and inclusion in gross income of market discount, if any, on your notes.

Amortizable Premium

In general, if a holder purchases a note at a premium—that is, at an amount in excess of its stated redemption price at maturity—the holder will be considered to have purchased the note with “amortizable bond premium” equal to the amount of such excess. A holder may elect to amortize such bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant yield method, or one of the other methods described above under Market Discount over the remaining term of the note. A holder’s tax basis in the note will be reduced by the amount of the amortized bond premium. Any such election shall apply to all debt instruments, other than instruments the interest on which is excludable from gross income, held by the holder at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without of the consent of the IRS. Bond premium on a note held by a holder who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the note. You should consult your own tax advisor concerning the computation and amortization of amortizable bond premium, if any, on your notes.

Election to Treat all Interest as Original Issue Discount.

A holder may elect to include in gross income all interest with respect to the notes, including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, using the constant yield method described above under Original Issue Discount. Generally, this election, if made, will apply only to the specific security for which it is made. The election, if made, must be made for the taxable year in which the holder acquires the note and may not be revoked without the consent of the IRS. Holders are urged to consult their tax advisors before making this election.

Tax Basis.

Generally, a U.S. Holder’s adjusted tax basis in the notes will equal the holder’s cost for the notes (not including any amount paid for pre-issuance accrued interest excluded from income as described above), increased by any OID (net of any applicable acquisition premium as described above), market discount and gain previously included by the holder in income with respect to the notes, and decreased by the amount of any amortizable bond premium previously amortized and by the amount of any payments other than qualified stated interest previously received by the holder with respect to the notes.

Sale, Exchange or Redemption of the Notes

Except as discussed above with respect to market discount, upon the sale, exchange or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the U.S. Holder’s adjusted tax basis in such note.  For these purposes, the amount realized on the sale, exchange or redemption of the notes is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as described above under “—Stated Interest” and “Original Issue Discount.”  Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year.  The deductibility of net capital losses is subject to limitations.

Constructive Dividends

The conversion price of the notes is subject to adjustment under certain circumstances.  Under Section 305 of the Code, adjustments to the conversion price that increase a holder’s proportionate share of our assets or our earnings may, in certain circumstances, result in a constructive taxable dividend (to the extent of our current and accumulated earnings and profits, as further described under “—Dividends on Common Stock,” below) to such holder, as determined under U.S. federal income tax principles.

Generally, an increase in the conversion ratio pursuant to a bona-fide, reasonable adjustment formula which has the effect of preventing dilution in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.  Nevertheless, certain adjustments provided in the notes (including, without limitation, adjustments to the conversion price of the notes in connection with the payment of taxable dividends to our stockholders) will not qualify as being pursuant to a bona-fide, reasonable adjustment formula.  If such an adjustment is made, you will be deemed to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment.  Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. Holders of common stock.

Conversion of the Notes

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock.  A U.S. Holder’s tax basis in the common stock received on conversion of a note will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion, as described above under “—Tax Basis,” reduced by any basis allocable to a fractional share, and increased by the amount of income recognized with respect to accrued but unpaid interest.  The holding period for the common stock received on conversion will generally include the holding period of the note converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock.  Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share).  In addition, as further described under “—Conversion Procedures,” above, accrued but unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited, by delivery of the number of shares issuable upon conversion.

Registration Default

We may be required to pay additional amounts to you if we do not file or cause to be declared effective a registration statement, as described above under “Registration Rights.”  We intend to take the position for U.S. federal income tax purposes that any such additional amounts should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting.  This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional amounts will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations.  However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional amounts.

If we do fail to file or cause to be declared effective a registration statement, you should consult your tax advisors concerning the appropriate tax treatment of the payment of such additional amounts to you.

Dividends on Common Stock

Generally, a distribution by us with respect to our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common stock that such U.S. Holder holds and thereafter as gain from the sale of exchange of such stock.

Sale or Exchange of Common Stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder’s adjusted tax basis in the common stock.  Such gain or loss will be ordinary income to the extent of any market discount that is accrued, but unrecognized, upon conversion of a note into common stock, and the balance of such gain, if any, will be capital gain taxable as long term capital gain if the U.S. Holder’s holding period is more than one year.

Backup Withholding and Information Reporting

A U.S. Holder of notes or common stock may be subject to backup withholding with respect to certain reportable payments, including interest payments, dividend payments and, under certain circumstances, principal payments on the notes and certain other consideration received upon the exchange, redemption or conversion of a note.  These backup withholding rules apply if the US. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A US.  Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS.

Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability.  Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.  Information returns will be filed with the IRS and provided to U.S. Holders of notes and common stock with respect to reportable payments on the notes and common stock.

LEGAL MATTERS

Stevens & Lee, P.C., Princeton, New Jersey will pass upon the validity of the notes and the shares of common stock issuable upon conversion of the notes being offered under this prospectus.

EXPERTS

The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a shelf registration statement on Form S-3, which we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act.  It omits some of the information set forth in the registration statement.  You can find additional information about us in the shelf registration statement.  Copies of the shelf registration statement are on file at the offices of the SEC.  You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC’s public reference facilities described below.

We are subject to the informational requirements of the Exchange Act and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC.  You may inspect these reports, proxy statements and other information without charge and copy them at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The information we file with the SEC is also available through the SEC’s web site (http://www.sec.gov) and our web site (http://www.decode.com).

INCORPORATION BY REFERENCE

The following documents are incorporated herein by reference:

(a)          Our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed on March 15, 2007;

(b)         Our Current Reports on Form 8-K, which were filed on February 6, 2007 and March 9, 2007; and

(c)          The description of our capital stock contained in the prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act, which was incorporated by reference into our Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act.

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-30469.

All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents.  Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

This prospectus incorporates documents by reference which are not presented herein or delivered herewith.  We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents.  These documents are available upon request from Edward Farmer at deCODE, Sturlugata 8, Reykjavik, Iceland.  Our telephone number is +011-354-570-1900 and our website is located at www.decode.com.  Information on our website is not incorporated by reference into this prospectus.